News Release (Williams Logo)

NYSE: WMB

Date: Sept. 9, 2008

Williams Completes Acquisition of Barnett Shale Natural Gas Reserves

TULSA, Okla. – Williams (NYSE: WMB) today announced that it has completed the purchase of certain interests in the Barnett Shale for approximately $147 million from privately held Aspect Abundant Shale LP and other parties.

Williams previously announced it had agreed to purchase certain interests in the Barnett Shale for approximately $166 million cash. The change in the purchase price from the previous announcement to the closing is because the parties are in the process of finalizing title work on a small portion of the acquisition package.

The $166 million acquisition package represents an estimated 175 billion cubic feet equivalent (Bcfe) of proved, probable and possible reserves on approximately 10,000 net acres and 41 producing wells with daily net production of approximately 9 million cubic feet equivalent (MMcfe). The properties are located primarily in Tarrant, Johnson and Hood counties.

Williams has four drilling rigs operating in the Barnett Shale. The company plans to add two more rigs in north Texas over the next six months to begin developing the newly acquired interests.

Prior to the completion of this purchase, Williams produced an average of 40 MMcfe per day on a net basis in the Barnett Shale during the second-quarter of 2008.

About Williams (NYSE: WMB)
Williams, through its subsidiaries, finds, produces, gathers, processes and transports natural gas.  Williams’ operations are concentrated in the Pacific Northwest, Rocky Mountains, Gulf Coast, and Eastern Seaboard. More information is available at http://www.williams.com. Go to http://www.b2i.us/irpass.asp?BzID=630&to=ea&s=0 to join our e-mail list.

Contact:	Jeff Pounds
Williams (media relations)
(918) 573-3332
Sharna Reingold
Williams (investor relations)
(918) 573-2078

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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.